Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Navidea Biopharmaceuticals, Inc.
Dublin, Ohio

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 23, 2016, relating to the consolidated financial statements of Navidea Biopharmaceuticals, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ BDO USA, LLP

Chicago, Illinois
May 9, 2017